Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 30, 2022, among:

RGC MIDSTREAM, LLC (“Borrower”),

TRUIST BANK, formerly known as BRANCH BANKING AND TRUST COMPANY, as a Lender (“Truist”),

ATLANTIC UNION BANK, formerly known as UNION BANK & TRUST, as a Lender and as Administrative Agent (“Atlantic Union”), and

joined by RGC RESOURCES, INC. (“Guarantor”).

Recitals

Borrower, Truist, Atlantic Union and Guarantor have previously executed a Credit Agreement dated as of December 29, 2015, as amended by First Amendment dated as of April 11, 2018, by Second Amendment dated as of February 19, 2019, and by Third Amendment dated as of December 23, 2019 (the “Credit Agreement”), and are the only parties to the Credit Agreement.

Borrower, Truist and Atlantic Union desire to amend the Credit Agreement as provided in this Amendment.

Guarantor joins this Amendment to acknowledge its terms and to confirm that its Guaranty applies to the Obligations under the Credit Agreement as amended by this Amendment.

Agreement

In consideration of the mutual covenants and agreements in this Amendment, the parties covenant and agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined in this Amendment have the meanings given them in the Credit Agreement, subject to the following. For purposes of this Amendment and the Credit Agreement and despite anything in the Credit Agreement to the contrary:

“Applicable Margin” means 1.50% per annum.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.06.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth below that can be determined by and is administratively feasible to the Administrative Agent for the applicable Benchmark Replacement Date:

(a)         BSBY plus a spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for determining a spread adjustment for the replacement of SOFR with BSBY for U.S. dollar-denominated bilateral credit facilities;

(b)         the Prime Rate minus 3.00% (300 basis points); or

(c)         the sum of (i) an alternate benchmark rate plus (ii) a spread adjustment (which may be a positive or negative value or zero), in each case which has been selected by the Administrative Agent giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for determining a replacement for SOFR for U.S. dollar-denominated bilateral credit facilities at such time, with the intention of determining a Benchmark Replacement that is as economically neutral to the Lenders and the Borrower as practical. The Administrative Agent shall notify the Borrower and Lenders of such alternate benchmark rate and spread adjustment, if any, prior to the effectiveness thereof.

Once the Benchmark Replacement has been selected in accordance with this definition, it will remain in place for each Interest Period during the remaining term of the Committed Loan; provided, however, that if initially the Benchmark Replacement is determined to be the rate selected in clauses (b) or (c) above, and thereafter the rate described in clause (a) above can be determined by and is administratively feasible to the Administrative Agent, then at the Administrative Agent’s sole option, commencing with the first day of the next succeeding Interest Period, the Benchmark Replacement shall be as set forth in clause (a) above.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all available tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all available tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Benchmark (or the published component used in the calculation thereof).

“BSBY” means the 1-month reserve-adjusted Bloomberg Short Term Bank Yield Index rate, administered by Bloomberg Index Services Limited (or any successor administrator).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located; however, when used in connection with the determination of Term SOFR, “Business Day” shall exclude any day on which banks are not open for business in the State of New York.

“Commitment” means, as to each Lender at any time, its obligation to make Committed Loans to Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Applicable Percentage of $23,000,000.00.

“Index Rate” means, at any time, that rate per annum which is equal to Term SOFR (or, if applicable, the Benchmark Replacement) for the Interest Period then in effect.

“Interest Payment Date” means the last day of any Interest Period.

“Interest Period” means the period commencing on the date such Committed Loan is borrowed and ending on the first day of the next succeeding calendar month, and each one month period ending on the numerically corresponding day of each next succeeding calendar month thereafter; provided, that if an Interest Period would end on a day other than a Business Day, such Interest Period shall end on the next succeeding or next preceding Business Day, as determined by the Administrative Agent in its sole discretion.

“Maturity Date” means December 31, 2023, except that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Prime Rate” means, for any day of determination, a rate per annum equal to the highest rate published in the “Money Rates” section of The Wall Street Journal as the “Prime Rate” for such day (or, if such source is not available, such alternate source as determined by the Administrative Agent).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means, for each Interest Period, the forward-looking term interest rate per annum based on 1-month SOFR on the day that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that to the extent as of 5:00 p.m. on any determination day, Term SOFR has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the 1-month SOFR for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which rate for such tenor was published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or any successor administrator of Term SOFR).

Section 2. Amendment to Schedule 2.01. Schedule 2.01 of the Credit Agreement is amended to read as follows:

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Atlantic Union Bank	$13,800,000.00	60.000000000%
Truist Bank	$9,200,000.00	40.000000000%
Total	$23,000,000.00	100.000000000%

Section 3. Amendment to Section 2.02. Section 2.02 of the Credit Agreement is amended by deleting paragraph (b) of such Section in its entirety and amending and restating it as follows:

(b) RESERVED.

Section 4. Amendment to Section 2.06. Section 2.06 of the Credit Agreement is amended by adding a new subsection (a)(v), so that Section 2.06 reads as follows:

2.06         Interest. (a) Subject to the provisions of subsections (b) below, (i) each Index Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Index Rate plus the Applicable Margin, and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter, until such amount shall have been paid, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists and has not been cured or waived, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(v) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time. Notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Loan Document; provided, however, that no waiver by the Administrative Agent of the Borrower’s breach of any term, covenant or condition contained herein or in any other Loan Document shall be deemed a waiver of any subsequent breach of the same or any other such term, covenant or condition.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest shall be due and payable in accordance with the terms of this Agreement before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 5. Representations and Warranties of Borrower.

As an inducement to Agent and the Lenders to execute this Amendment, each Loan Party incorporates into this Amendment, and restates to Agent and Lenders as of the Effective Date of this Amendment, each of such Person’s representations and warranties in Article V of the Credit Agreement or other Loan Document, as applicable, with the following changes:

For purposes of the representations and warranties in Section 5.05 of the Credit Agreement, “Audited Financial Statements” means the audited consolidated balance sheet of Guarantor and its Subsidiaries for the fiscal year ended September 30, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Guarantor and its Subsidiaries, including the notes thereto;

The representations and warranties in Section 5.05 (b) of the Credit Agreement are with respect to the unaudited balance sheets, statements of income or operations, shareholder’s equity and cash flows as of or for the period ending March 31, 2022;

The representation and warranty in Section 5.06 that there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof is with respect to the period since September 30, 2021;

The representation and warranty in Section 5.12 (c) (ii) that no Pension Plan had an Unfunded Pension Liability exceeding $6,000,000 and no post-retirement benefit Plan had an unfunded liability exceeding $6,000,000 is as of September 30, 2021; and

For purposes of the representations and warranties, “Loan Documents” means the Credit Agreement, each Note, the Guaranty and this Amendment.

Section 6. Effective Date. This Amendment will become effective on the first date on which each of the following conditions is satisfied (the “Effective Date”):

(a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date of this Amendment (or, in the case of certificates of governmental officials, a recent date before such date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i)         executed counterparts of this Amendment, sufficient in number for distribution to Agent, each Lender and Borrower;

(ii)        an amended and restated Note executed by Borrower in favor of each Lender;

(iii)     such certificates of resolutions or other action, incumbency certificates and other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party;

(iv)      such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing (if such Loan Party is a corporation) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)       a favorable opinion of counsel to the Loan Parties acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent;

(vi)          a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and

(vii)          a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of Borrower.

(b)         Borrower has paid to Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in the amount of $12,000.00. The commitment fee shall be due and payable, and deemed to be fully earned and nonrefundable, on the date of this Amendment.

(c)         Unless waived by Agent, Borrower has paid all reasonable fees, charges and disbursements of counsel to Agent (directly to such counsel if requested by Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

Section 7. Reaffirmation of Guaranty. Guarantor acknowledges the terms of this Amendment and reaffirms its obligations under the Guaranty. Guarantor acknowledges and agrees that the Guaranty remains in full force and effect, without defense, offset, or counterclaim, and that the Guaranty applies to the Obligations under the Credit Agreement as amended by this Amendment. Although Guarantor has been informed of the terms of this Amendment, Guarantor understands and agrees that Agent and Lenders have no duty to so notify Guarantor or to seek from Guarantor this or any future acknowledgment, consent or reaffirmation, and nothing in this Amendment shall create or imply any such duty as to any transactions, past or future.

Section 8. Miscellaneous.

8.1 This Amendment amends the Credit Agreement and accords with Section 10.01 of the Credit Agreement. This Amendment is a part of the Credit Agreement and will (unless otherwise expressly indicated in this Amendment) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

8.2 Neither the execution by the Administrative Agent or the Lenders of this Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection with this Amendment, shall be deemed a waiver by the Administrative Agent or the Lenders of any defaults which may exist or which may occur in the future under the Credit Agreement or the other Loan Documents, or any future defaults of the same provision waived under this Amendment (collectively “Violations”). Similarly, nothing contained in this Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Violations; (b) except as expressly stated in this Amendment, amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument; or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument. Nothing in this Amendment shall be construed to be a consent by the Administrative Agent or the Lenders to any Violations.

8.3 THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF VIRGINIA

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

RGC MIDSTREAM, LLC

By: /s/ Paul W. Nester
Name: Paul W. Nester
Title: President

By: /s/ Jason A. Field
Name: Jason A. Field
Title: Vice President, Chief Financial Officer and Treasurer

RGC RESOURCES, INC.

By: /s/ Paul W. Nester
Name: Paul W. Nester
Title: President

By: /s/ Jason A. Field
Name: Jason A. Field
Title: Vice President, Chief Financial Officer and Treasurer

ATLANTIC UNION BANK, as Administrative Agent

By: /s/Craig Parrent
Name: Craig Parrent
Title: Market President and Regional Commercial Executive - Western Virginia

ATLANTIC UNION BANK, as a Lendor

By: /s/Craig Parrent
Name: Craig Parrent
Title: Market President and Regional Commercial Executive - Western Virginia

TRUIST BANK, as a Lender

By: /s/ Arize Agumadu
Name: Arize Agumadu
Title: Director